Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Announces Completion of Enrollment in Pivotal Phase 3 Trial of FirdapseTM in

Patients with Lambert-Eaton Myasthenic Syndrome

Company on Track to Report Top-line Results During Third Quarter 2014

CORAL GABLES, FL, April 1, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective, approved medicines to treat orphan neuromuscular and neurological diseases, announced today that it has reached the patient enrollment target for its pivotal Phase 3 trial evaluating the safety and efficacy of Firdapse™ for the symptomatic treatment of Lambert-Eaton Myasthenic Syndrome (LEMS).

Based on the enrollment and randomization success metrics achieved to date, the Company believes that it has enrolled a sufficient number of LEMS patients to ensure that 36 patients will be randomized into the double-blind, placebo-controlled, discontinuation portion of the trial. The Company continues to screen additional, previously identified LEMS patients who have expressed interest in participating in this study. As allowed in the protocol for this study, all LEMS patients who are not randomized can continue to receive Firdapse™ as participants in the two-year follow-up period.

“Completing enrollment in our LEMS trial marks a key milestone for Catalyst as we work towards bringing a safe, effective and FDA-approved therapeutic treatment to the LEMS patient community,” said Patrick J. McEnany, Catalyst’s Chairman and CEO. “We are on track to report top-line data from the double-blind portion of the trial in the third quarter. If the trial is successful, we expect to begin a rolling NDA filing with the FDA in early 2015, bringing us closer to providing broad access to an FDA-approved treatment for LEMS patients.”

About the Phase 3 Trial of Firdapse™

The Firdapse™ Phase 3 trial utilizes a randomized, double-blind, placebo-controlled, discontinuation design. The trial is being conducted at 22 sites in the United States, Canada, South America and Europe. After enrolled patients have been treated with Firdapse™ for at least 91 days, they are randomly assigned to either continue on Firdapse™ or be discontinued to placebo over a 2-week period. Following the randomization phase of the trial, patients then receive open label Firdapse™ treatment for a two-year follow-up period, to obtain additional long term safety and efficacy data.

The primary endpoint of the Phase 3 trial is a comparison of changes in patients randomized to continue Firdapse™ versus those who transition to placebo that occur in both the QMG score, which measures muscle strength, and subject global impression score, on which the subject rates their global impression of the effects of a study treatment during a 14-day double-blind efficacy evaluation period. The secondary endpoints are change in the investigator’s assessment of worsening of disease symptoms and changes in walking speed (Timed 25-foot walking test) during the two-week, double-blind testing period. Further details regarding the Phase 3 trial and its design can be found on www.clinicaltrials.gov (NCT01377922).

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin, and Catalyst assumed management of the Phase 3 pivotal trial (which had originally been initiated by BioMarin). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS. For more information, please visit www.catalystpharma.com.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether historic metrics of patients enrolled in the trial who complete the run-in phase of the trial and are randomized into the double-blind, placebo-controlled portion of the trial will continue to apply, such that at least 36 patients will be randomized into the double-blind, placebo-controlled portion of the trial from the patients already enrolled in the trial, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts	Company Contact
David Connolly or Aurora Krause	Patrick J. McEnany
LaVoie Health Science	Catalyst Pharmaceutical Partners, Inc.
(617) 374-8800	Chief Executive Officer
dconnolly@lavoiegroup.com	(305) 529-2522
akrause@lavoiegroup.com	pmcenany@catalystpharma.com

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